EXHIBIT 23a

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Unity Bancorp, Inc.:

We consent to incorporation by reference in registration statements No. 33-20687 on Form S-8, No. 333-78603 on Form S-3 and No. 333-46509 on Form S-3A of Unity Bancorp, Inc. of our report dated March 22, 2000, relating to the consolidated balance sheet of Unity Bancorp, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1999 Annual Report on Form 10-KSB of Unity Bancorp, Inc.

                                    KPMG LLP

Short Hills, New Jersey
March 28, 2000